Exhibit 99.1

FORWARD-LOOKING STATEMENTS

Forward Looking Statements

This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•                  additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid, and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                  the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                  the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                  a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                  acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                  private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                  the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                  shortages in qualified nurses or therapists could increase our operating costs significantly;

•                  competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                  the loss of key members of our management team could significantly disrupt our operations;

•                  the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                  other factors discussed from time to time in our filings with the SEC, including factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 2, 2012.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

For purposes of this Exhibit 99.1, unless the context otherwise requires, the terms ‘‘Holdings’’ refers only to Select Medical Holdings Corporation, and ‘‘Select,’’ ‘‘our company,’’ ‘‘us,’’ ‘‘we’’ and ‘‘our’’ refer to Select Medical Corporation together with its subsidiaries.

Our Business

Overview

We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of March 31, 2012, we operated 111 long term acute care hospitals, or “LTCHs,” and 12 inpatient rehabilitation facilities, or “IRFs,” in 28 states, and 950 outpatient rehabilitation clinics in 32 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team.

We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,855.3 million for the twelve month period ended March 31, 2012. Of this total, we earned approximately 75% of our net operating revenues from our specialty hospital segment and approximately 25% from our outpatient rehabilitation segment. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute care patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation care. Our outpatient rehabilitation segment consists of clinics and contract therapy locations that provide physical, occupational and speech rehabilitation services.

Specialty Hospitals

The key elements of our specialty hospital strategy are to:

•                  Focus on Specialized Inpatient Services.  We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and higher levels of clinical care than patients treated in general acute care hospitals. Our patients’ average length of stay in our specialty hospitals was 24 days for the year ended December 31, 2011.

•                  Provide High Quality Care and Service.  We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models are designed to ensure that patients have the appropriate clinical resources over the course of their stay. We believe that we are recognized for providing quality care and service, as evidenced by accreditation by The Joint Commission and the Commission on Accreditation of Rehabilitation Facilities, or “CARF.” We also believe we develop brand loyalty in the local areas we serve by demonstrating our quality of care.

•                  Reduce Operating Costs.  We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include centralizing administrative functions, standardizing management information systems and participating in group purchasing arrangements.

•                  Increase Commercial Volume.  We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

•                  Develop Inpatient Facilities.  Since our inception in 1997, we have internally developed 64 specialty hospitals. By leveraging the experience of our senior management and dedicated development team, we believe that we are well positioned to capitalize on development opportunities.

•                  Pursue Opportunistic Acquisitions.  In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at acquired facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized resource management programs.

Outpatient Rehabilitation

The key elements of our outpatient rehabilitation strategy are to:

•                  Provide High Quality Care and Service.  We are focused on providing a high level of service to our patients throughout their entire course of treatment. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

•                  Increase Market Share.  We strive to establish a leading presence within the local areas we serve. This allows us to realize economies of scale, heightened brand loyalty and workforce continuity. We are focused on increasing our workers’ compensation and commercial/managed care payor mix.

•                  Expand Rehabilitation Programs and Services.  Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community.

•                  Optimize the Profitability of Our Payor Contracts.  We review payor contracts up for renewal and potential new payor contracts to optimize our profitability. We believe that our size and our strong reputation enable us to negotiate favorable outpatient contracts with commercial insurers.

•                  Maintain Strong Employee Relations.  We seek to retain and motivate our employees whose relationships with referral sources are key to our success.

•                  Pursue Opportunistic Acquisitions.  We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

Our Competitive Strengths

We believe that the success of our business model is based on a number of competitive strengths, including:

•                  Leading Operator in Distinct but Complementary Lines of Business.  We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high quality, cost-effective health care provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts.

•                  Proven Financial Performance and Strong Cash Flow.  We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation. From 2008 through 2011, we have grown revenue and cash flow provided by operating activities at compounded annual growth rates of 9.2% and 19.6%, respectively.

•                  Significant Scale.  By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of revenues.

•                  Well-Positioned to Capitalize on Consolidation Opportunities.  We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

•                  Experience in Successfully Completing and Integrating Acquisitions.  From our inception in 1997 through 2011, we completed seven significant acquisitions for approximately $1,104.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

•                  Experienced and Proven Management Team.  Prior to co-founding our company with our current Chief Executive Officer, our Executive Chairman founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our senior management team has extensive experience in the healthcare industry. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Industry

In the United States, spending on healthcare is expected to be 17.6% of the gross domestic product in 2012, according to the Centers for Medicare & Medicaid Services. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. According to the U.S. Census Bureau, between 2000 and 2010 the population aged 65 and older in the United States grew 15.1%, while the total population grew 9.7%. The United States is projected to continue to experience rapid growth in its older population. In 2050, the number of Americans aged 65 and older is projected to be 88.5 million, more than double its population of 40.2 million in 2010. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In the federal fiscal year 2010, Medicare payments for long term acute care hospital services accounted for 1.00% of overall Medicare outlays and Medicare payments for inpatient rehabilitation services accounted for 1.22%, according to the Medicare Payment Advisory Commission.

Refinancing Transactions

We will use the aggregate proceeds from the notes offered hereby to repurchase or redeem our Existing Senior Subordinated Notes, to pay related fees and expenses and for general corporate purposes.

On May 7, 2012, we commenced a tender offer for any and all of our Existing Senior Subordinated Notes. In connection with the tender offer, we have solicited consents to amend the indenture governing the Existing Senior Subordinated Notes to eliminate substantially all of the restrictive covenants, reporting requirements and certain events of default and to shorten the notice period required to redeem notes. Under the terms of the tender offer, the total consideration for tendered notes equals $1,015.21 for every $1,000 principal amount of Existing Senior Subordinated Notes tendered. The total consideration includes a consent payment of $2.50 per $1,000 principal amount of Existing Senior Subordinated Notes tendered prior to the consent deadline. This offering memorandum is not an offer to purchase, or the solicitation of an offer to sell, the Existing Senior Subordinated Notes. The tender offer and consent solicitation is made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement of the Company, dated May 7, 2012 and the related Letter of Transmittal and Consent, as the same may be amended or supplemented. The tender offer is subject to the satisfaction or waiver of various conditions, including the receipt of consents from holders of at least a majority of the aggregate principal amount of the Existing Senior Subordinated Notes, the issuance of the Notes offered hereby and other customary conditions. We may amend, extend or terminate the tender offer and consent solicitation in our sole discretion. At any time and from time to time before, during and after the expiration of the tender offer, we may purchase or offer to purchase the Existing Senior Subordinated Notes through open market purchases, privately negotiated transactions, tender offer, exchange offers, redemptions or otherwise. Our current intention is to redeem all Existing Senior Subordinated Notes not tendered pursuant to the tender offer, although we are under no obligation to do so. This offering memorandum does not constitute a notice of redemption.

See “Use of Proceeds” for more detailed sources and uses information.

We refer to the offering of the notes hereby and the repurchase of our Existing Senior Subordinated Notes as the “Refinancing Transactions.”

Summary Historical Consolidated Financial and Other Data

The following table sets forth summary historical consolidated financial data for Select. You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes which are incorporated by reference into this offering memorandum. We derived the historical financial data for the years ended December 31, 2009, 2010 and 2011, and as of December 31, 2009, 2010 and 2011 from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We derived the historical financial data for the three months ended March 31, 2011 and 2012 and as of March 31, 2011 and 2012, from our unaudited interim consolidated financial statements. The statement of operations for the twelve month period ended March 31, 2012 represents the sum of the amounts set forth in the consolidated statement of operations for the year ended December 31, 2011 and the amounts set forth in the consolidated statement of operations for the three months ended March 31, 2012 less the amounts set forth in the consolidated statement of operations for the three months ended March 31, 2011. You should also read “Selected Historical Consolidated Financial Data” and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and our “Consolidated Financial Statements” and the accompanying “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q incorporated by reference in this offering memorandum.

	For the Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
Consolidated Statement of Operations Data (in thousands):	2009	2010	2011	2011	2012	2012
Net operating revenues	$2,239,871	$2,390,290	$2,804,507	$693,186	$744,021	$2,855,342

Costs and expenses:
Cost of services	1,819,771	1,982,179	2,308,570	557,416	611,619	2,362,773
General and administrative	72,409	62,121	62,354	16,566	14,224	60,012
Bad debt expense	40,872	41,147	51,347	14,350	10,375	47,372
Depreciation and amortization	70,981	68,706	71,517	17,222	16,199	70,494
Total costs and expenses	2,004,033	2,154,153	2,493,788	605,554	652,417	2,540,651

Income from operations	235,838	236,137	310,719	87,632	91,604	314,691
Other income and expense:
Gain (loss) on early retirement of debt	12,446	—	(20,385)	—	—	(20,385)
Equity in earnings (losses) of unconsolidated subsidiaries	—	(440)	2,923	(73)	2,465	5,461
Other income	3,204	632	—	—	—	—
Interest income	92	—	322	56	—	266
Interest expense	(99,543)	(84,472)	(81,232)	(18,662)	(21,250)	(83,820)
Income before income taxes	152,037	151,857	212,347	68,953	72,819	216,213
Income tax expense	49,987	51,380	80,984	29,014	28,510	80,480
Net income	102,050	100,477	131,363	39,939	44,309	135,733
Less: Net income attributable to non-controlling interests	3,606	4,720	4,916	1,715	1,030	4,231
Net income attributable to Select Medical Corporation	$98,444	$95,757	$126,447	$38,224	$43,279	$131,502

Other Financial Data (in thousands):
Capital Expenditures	$57,877	$51,761	$46,016	$12,920	$11,751	$44,847
Adjusted EBITDA(1)	330,227	307,079	385,961	105,734	109,064	389,291

Statement of Cash Flows Data (in thousands):
Net cash provided by operating activities	$198,478	$170,064	$240,053	$7,685	$13,422	$245,790
Net cash used in investing activities	(77,917)	(216,998)	(54,735)	(14,670)	(3,080)	(43,145)
Net cash provided by (used in) financing activities	(101,141)	(32,381)	(177,640)	17,688	(13,111)	(208,439)

	For the Year Ended December 31,			Three Months Ended March 31,
Segment Data:	2009	2010	2011	2011	2012
Specialty hospitals
Number of hospitals—end of period
Long term acute care hospitals	89	111	110	110	111
Acute medical rehabilitation hospitals	6	7	9	8	12
Total specialty hospitals	95	118	119	118	123
Net operating revenues (,000)	$1,557,821	$1,702,165	$2,095,519	$519,924	$553,038
Patient days	1,015,500	1,119,566	1,330,890	333,856	343,021
Admissions	42,674	45,990	54,734	13,810	14,055
Net revenue per patient day(2)	$1,495	$1,474	$1,497	$1,514	$1,525
Adjusted segment EBITDA (,000)(1)	$290,370	$284,558	$362,334	$100,353	$99,954
Outpatient rehabilitation
Number of clinics—end of period	961	944	954	945	950
Net operating revenues (,000)	$681,892	$688,017	$708,867	$173,191	$190,899
Number of visits	4,502,049	4,567,153	4,470,061	1,138,700	1,152,209
Net revenue per visit(3)	$102	$101	$103	$103	$103
Adjusted segment EBITDA (,000)(1)	$89,072	$83,772	$83,864	$21,406	$22,478

Balance Sheet Data (in thousands):
Cash and cash equivalents	$83,680	$4,365	$12,043	$15,068	$9,274
Working capital (deficit)(4)	153,231	(73,481)	97,348	20,087	148,517
Total assets	2,585,092	2,719,572	2,770,738	2,801,443	2,805,262
Total debt	1,100,987	1,124,292	1,229,498	1,167,732	1,246,190
Total Select Medical Corporation stockholders’ equity	1,037,064	1,084,594	986,622	1,124,086	1,006,116

Adjusted Credit Statistics:	As Adjusted Twelve Months Ended March 31, 2012(5)
Cash Interest Expense (,000)(6)	$84,863
Total Debt (,000)(7)	$1,266,190
Net Debt (,000)(8)	$1,254,847
Net Senior Secured Debt (,000)(9)	$879,817
Ratio of Adjusted EBITDA to Cash Interest Expense	4.6x
Ratio of Net Senior Secured Debt to Adjusted EBITDA	2.3x
Ratio of Net Debt to Adjusted EBITDA	3.2x

(1)                                  We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries, other income (expense) and long-term incentive compensation. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•                  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•                  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

•                  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

Following is a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance.

	Twelve Months Ended March 31, 2012
	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
	(in thousands)
Net income	$135,733
Income tax expense	80,480
Interest expense, net of interest income	83,554
Other income	—
Equity in Losses (earnings) of unconsolidated subsidiaries	(5,461)
Loss (gain) on early retirement of debt	20,385
Income (loss) from operations	314,691	$311,509	$69,258	$(66,076)
Stock compensation expense	4,106	—	—	4,106
Depreciation and amortization	70,494	50,426	15,678	4,390
Adjusted EBITDA	$389,291	$361,935	$84,936	$(57,580)

	Three Months Ended March 31, 2012
	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
	(in thousands)
Net income	$44,309
Income tax expense	28,510
Interest expense, net of interest income	21,250
Other income	—
Equity in Losses (earnings) of unconsolidated subsidiaries	(2,465)
Loss (gain) on early retirement of debt	—
Income (loss) from operations	91,604	$88,111	$18,828	$(15,335)
Stock compensation expense	1,261	—	—	1,261
Depreciation and amortization	16,199	11,843	3,650	706
Adjusted EBITDA	$109,064	$99,954	$22,478	$(13,368)

	Three Months Ended March 31, 2011
	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
	(in thousands)
Net income	$39,939
Income tax expense	29,014
Interest expense, net of interest income	18,606
Other income	—
Equity in Losses (earnings) of unconsolidated subsidiaries	73
Loss (gain) on early retirement of debt	—
Income (loss) from operations	87,632	$88,307	$16,947	$(17,622)
Stock compensation expense	880	—	—	880
Depreciation and amortization	17,222	12,046	4,459	717
Adjusted EBITDA	$105,734	$100,353	$21,406	$(16,025)

	Year Ended December 31, 2011
	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
	(in thousands)
Net income	$131,363
Income tax expense	80,984
Interest expense, net of interest income	80,910
Other income	—
Equity in losses (earnings) of unconsolidated subsidiaries	(2,923)
Loss (gain) on early retirement of debt	20,385
Income (loss) from operations	310,719	$311,705	$67,377	$(68,363)
Stock compensation expense	3,725	—	—	3,725
Depreciation and amortization	71,517	50,629	16,487	4,401
Adjusted EBITDA	$385,961	$362,334	$83,864	$(60,237)

	Year Ended December 31, 2010
	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
	(in thousands)
Net income	$100,477
Income tax expense	51,380
Interest expense, net of interest income	84,472
Other income	(632)
Equity in losses (earnings) of unconsolidated subsidiaries	440
Loss (gain) on early retirement of debt	—
Income (loss) from operations	236,137	$239,442	$63,328	$(66,633)
Stock compensation expense	2,236	—	—	2,236
Depreciation and amortization	68,706	45,116	20,444	3,146
Adjusted EBITDA	$307,079	$284,558	$83,772	$(61,251)

	Year Ended December 31, 2009
	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
	(in thousands)
Net income	$102,050
Income tax expense	49,987
Interest expense, net of interest income	99,451
Other income	(3,204)
Equity in losses (earnings) of unconsolidated subsidiaries	—
Loss (gain) on early retirement of debt	(12,446)
Income (loss) from operations	235,838	$247,891	$64,109	$(76,162)
Stock compensation expense	5,147	—	—	5,147
Long-term incentive compensation	18,261	—	—	18,261
Depreciation and amortization	70,981	42,479	24,963	3,539
Adjusted EBITDA	$330,227	$290,370	$89,072	$(49,215)

(2)           Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenues by the total number of patient days.

(3)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include contract services revenue.

(4)           Current assets less current liabilities.

(5)           As of March 31, 2012, after giving effect to the Refinancing Transactions.

(6)           Calculated using an assumed weighted average cash interest rate of 7.45% per annum. An increase (decrease) of 25 basis points in the assumed interest rate would result in an increase (decrease) of $2.9 million in Cash Interest Expense for the twelve months ended March 31, 2012, after giving effect to the Refinancing Transactions. Does not include amortization or write off of deferred financing fees and original issue discount. Does not give pro forma effect to the refinancing of our senior secured credit facility and Holdings’ 10% senior subordinated notes in June 2011 with proceeds of loans under our new senior secured credit facility.

(7)           Consists of short-term and long-term debt, current portion long-term debt and capital lease obligations.

(8)           Consists of total debt less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $11.3 million as of March 31, 2012, after giving effect to the Refinancing Transactions.

(9)           Consists of total senior secured debt less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $11.3 million as of March 31, 2012, after giving effect to the Refinancing Transactions.

RISK FACTORS

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.

After giving pro forma effect to the Refinancing Transactions, we will have a substantial amount of indebtedness. As of March 31, 2012, after giving pro forma effect to Refinancing Transactions, we would have had approximately $1,266.2 million of total indebtedness and, on a consolidated basis, Holdings and Select would have had approximately $1,433.5 million of total indebtedness.

Our indebtedness could have important consequences to you. For example, it:

•      requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•      increases our vulnerability to adverse general economic or industry conditions;

•      limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•      makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities and the senior floating rate notes are at variable rates;

•      limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•      places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization” and “Description of Other Indebtedness.”

Restrictions imposed by our senior credit facilities and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

Following the Refinancing Transactions, the operating and financial restrictions and covenants in our debt instruments, including our senior secured credit facilities and the indentures governing the notes and Holdings’ senior floating rate notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior secured credit facilities restrict our and our subsidiaries’ ability to, among other things:

•      incur or guarantee additional debt and issue or sell preferred stock;

•      pay dividends on, redeem or repurchase our capital stock;

•      make certain acquisitions or investments;

•      incur or permit to exist certain liens;

•      enter into transactions with affiliates;

•      merge, consolidate or amalgamate with another company;

•      transfer or otherwise dispose of assets;

•      redeem subordinated debt;

•      incur capital expenditures;

•      incur contingent obligations;

•      incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us; and

•      create or designate unrestricted subsidiaries.

The indentures governing the notes and Holdings’ senior floating rate notes will include or include similar restrictions. See “Description of the Notes” and “Description of Other Indebtedness—Holdings’ Senior Floating Rate Notes.” Our senior secured credit facilities also require us to comply with certain financial covenants which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. In the event of any default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes and the indenture governing Holdings’ Senior Floating Rate Notes. See “Description of the Notes” and “Description of Other Indebtedness—Senior Secured Credit Facilities.”

The notes and the subsidiary guarantees will be effectively subordinated to all liabilities of our non-guarantor subsidiaries.

The notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by us and our restricted subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation in the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. The aggregate net operating revenues and income from operations for the twelve months ended March 31, 2012 of our subsidiaries that are not guaranteeing the notes were $375.0 million and $38.0 million, respectively, and at March 31, 2012, those subsidiaries had total assets and indebtedness and other liabilities (excluding intercompany indebtedness and liabilities) of $111.3 million and $26.9 million, respectively. See “Description of the Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” See also “Description of the Notes—Subsidiary Guarantees” and the condensed consolidating financial information included in the notes to our consolidated financial statements included herein.

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

Approximately 47% of our net operating revenues for the years ended December 31, 2009 and 2010 and 48% of our net operating revenues for the year ended December 31, 2011 came from the highly regulated federal Medicare program. In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama has signed into law comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. Additional reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by the U.S. Congress or by the Centers for Medicare & Medicaid Services, or “CMS.” If revised regulations are adopted, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

Beginning in January 2013, the Budget Control Act of 2011 will automatically reduce federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap. Unless further legislation is enacted, we believe this will generally result in a 2% reduction to Medicare payments, beginning in January 2013. Reductions to Medicare reimbursement resulting from the Budget Control Act of 2011 could have an adverse effect on our business, financial position, results of operations and liquidity.

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•                  facility and professional licensure, including certificates of need;

•                  conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse and physician self-referral;

•                  addition of facilities and services and enrollment of newly developed facilities in the Medicare program;

•                  payment for services; and

•                  safeguarding protected health information.

Both federal and state regulatory agencies inspect, survey and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action.

Healthcare providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. We have been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

In September 2011, we entered into a settlement agreement with the United States government in connection with a qui tam lawsuit filed in Columbus, Ohio against certain of our subsidiaries. The lawsuit, filed under seal in September 2007, led to our receiving, in July 2009, a subpoena from the government seeking various documents concerning our financial relationships with certain physicians practicing at our long term acute care hospitals (“LTCHs”) in Columbus, Ohio. Under the terms of the settlement, we paid $7.5 million to the government and entered into a five-year corporate integrity agreement covering our LTCHs.

During April 2012, our long term acute care hospital in Evansville, Indiana (“SSH—Evansville”) received two subpoenas from the Office of Attorney General for the State of Indiana. One subpoena demanded certain patient medical records of SSH—Evansville. The second subpoena demanded reports and documents related to SSH—Evansville for various periods beginning in 2006, including certain financial, statistical, billing and quality reports; certain policies and procedures; joint venture board meeting minutes and documents related to certain complaints and internal investigations. Two days later, SSH—Evansville received a Request for Information or Assistance from the Office of Inspector General of the U.S. Department of Health and Human Services (Indianapolis, Indiana Field Office) covering the period beginning in 2007 seeking substantially the same records demanded by the Office of Attorney General for the State of Indiana, additional patient medical records of SSH—Evansville and additional documents and information of SSH—Evansville, including documents concerning SSH—Evansville’s relationships with its joint venture partner and eight other identified persons and entities. Separately, also in April 2012, our long term acute care hospital in Beech Grove, Indiana received a request from an investigator with the Medicaid Fraud Control Unit of the Office of Attorney General for the State of Indiana to produce the medical records of a single patient. On May 1, 2012, the Evansville (Indiana) Police Department executed a search warrant at SSH—Evansville purporting to seek evidence pertaining to the crime of theft. The search warrant sought various items of personal property, including copy machines, facsimile machines, printers and personal communication devices, and various documents and business records regarding SSH—Evansville for a period beginning in May 2004, including claims for Medicaid and Medicare payment, EOB forms, patient files, Medicaid and Medicare reimbursement manuals, personnel files, complaints and investigations of employees, contractors and physicians and other documents. We have produced and will continue to produce documents in response to these requests, and intends to fully cooperate with these government investigations. At this time, we are unable to predict the timing and outcome of this matter.

Expiration of the moratorium imposed on certain federal regulations otherwise applicable to long term acute care hospitals operated as “hospitals within hospitals” or as “satellites” will have an adverse effect on our future net operating revenues and profitability.

Effective for hospital cost reporting periods beginning on or after October 1, 2004, LTCHs that are operated as “hospitals within hospitals” (“HIHs”) or as HIH “satellites,” are subject to a payment reduction for those Medicare patients admitted from their host hospitals that are in excess of a specified percentage threshold. These HIHs and their HIH satellites are separate hospitals located in space leased from, or located on the same campus of, another hospital, which we refer to as “host hospitals.” For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25% except for HIHs located in rural areas or co-located with an MSA dominant hospital or single urban hospital (as defined by the current regulations) in which cases the percentage is no more than 50%, nor less than 25%. Certain grandfathered HIHs were initially excluded from the Medicare admission threshold regulations. Grandfathered HIHs refer to certain HIHs that were in existence on or before September 30, 1995, and grandfathered satellite facilities refer to satellites of grandfathered HIHs that were in existence on or before September 30, 1999.

The Medicare, Medicaid and SCHIP Extension Act of 2007 (the “SCHIP Extension Act”), as amended by the American Recovery and Reinvestment Act (the “ARRA”), and the Patient Protection and Affordable Care Act (the “PPACA”), has limited the application of the Medicare admission threshold on HIHs in existence on October 1, 2004. For these HIHs, the admission threshold is no lower than 50% for a five year period to commence on an LTCH’s first cost reporting period to begin on or after October 1, 2007. Under the SCHIP Extension Act, for HIHs located in rural areas the percentage threshold is no more than 75% for the same five year period. For HIHs that are co-located with MSA dominant hospitals or single urban hospitals, the percentage threshold is no more than 75% during the same five year period.

CMS proposed a one-year extension of the moratorium on the full application of Medicare admission thresholds in a proposed rule that would update the Medicare policies and payment rates for the long-term care hospital prospective payment system for fiscal year 2013 (affecting discharges and cost reporting periods beginning on or after October 1, 2012 through September 30, 2013). If the one-year extension is adopted, full implementation of the Medicare admission thresholds on HIHs in existence on October 1, 2004 would not go into effect until cost reporting periods beginning on or after October 1, 2013, except for certain HIHs with cost reporting periods that begin between July 1, 2012 and September 30, 2012 that would not qualify for the proposed one-year extension of the moratorium until their subsequent cost reporting period.

As of March 31, 2012, we owned 78 LTCH HIHs; six of these HIHs were subject to a maximum 25% Medicare admission threshold, one HIH is co-located with an MSA dominant hospital and was subject to a Medicare admission threshold of no more than 50%, nor less than 25%, 19 of these HIHs were co-located with a MSA dominant hospital or single urban hospital and were subject to a Medicare admission threshold of no more than 75%, 47 of these HIHs were subject to a maximum 50% Medicare admissions threshold, three of these HIHs were located in a rural area and were subject to a maximum 75% Medicare admission threshold, and two of these HIHs were grandfathered HIHs and not subject to a Medicare admission threshold.

Because these rules are complex and are based on the volume of Medicare admissions from our host hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues of compliance with these regulations. However, after the expiration of the moratorium on the full application of Medicare admission thresholds, we expect many of our HIHs will experience an adverse financial impact beginning for their cost reporting periods on or after October 1, 2012, when the Medicare admissions thresholds generally decline to 25%. As a result, compliance with changes in federal regulations after the expiration of the moratorium may adversely affect our future net operating revenues and profitability.

Expiration of the moratorium imposed on certain federal regulations otherwise applicable to long term acute care hospitals operated as free-standing or grandfathered “hospitals within hospitals” or grandfathered “satellites” will have an adverse effect on our future net operating revenues and profitability.

For cost reporting periods beginning on or after July 1, 2007, CMS expanded the current Medicare HIH admissions threshold to apply to Medicare patients admitted from any individual hospital. Previously, the admissions threshold was applicable only to Medicare HIH admissions from hospitals co-located with an LTCH or satellite of an LTCH. Under the expanded rule, free-standing LTCHs and grandfathered LTCH HIHs are subject to the Medicare admission thresholds, as well as HIHs that admit Medicare patients from non-co-located hospitals. To the extent that any LTCH’s or LTCH satellite facility’s discharges that are admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges is subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold are reimbursed at a rate comparable to that under general acute care inpatient prospective payment system (“IPPS”). IPPS rates are generally lower than LTCH-PPS rates. Cases that reach outlier status in the discharging hospital do not count toward the limit and are paid under LTCH-PPS.

The SCHIP Extension Act, as amended, postponed the application of the percentage threshold to free-standing LTCHs and grandfathered HIHs for a five-year period commencing on an LTCH’s first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act did not postpone the application of the percentage threshold to Medicare patients discharged from an LTCH HIH or HIH satellite that were admitted from a non-co-located hospital. In addition, the SCHIP Extension Act, as interpreted by CMS, did not provide relief from the application of the threshold for patients admitted from a co-located hospital to certain non-grandfathered HIHs. The ARRA limits application of the admission threshold to no more than 50% of Medicare admissions to grandfathered satellites from a co-located hospital for a five year period commencing on the first cost reporting period beginning on or after July 1, 2007.

CMS proposed a one-year extension of the moratorium on the full application of Medicare admission thresholds in a proposed rule that would update the Medicare policies and payment rates for the long-term care hospital prospective payment system for fiscal year 2013 (affecting discharges and cost reporting periods beginning on or after October 1, 2012 through September 30, 2013). If the one-year extension is adopted, full implementation of the Medicare admission thresholds on free-standing LTCHs and grandfathered HIHs would not go into effect until cost reporting periods beginning on or after October 1, 2013, except for certain LTCHs with cost reporting periods that begin between July 1, 2012 and September 30, 2012 that would not qualify for the proposed one-year extension of the moratorium from the full implementation of the Medicare admission threshold until their subsequent cost reporting period.

Of the 110 LTCHs we owned as of March 31, 2012, 32 were operated as free-standing hospitals and two qualified as grandfathered LTCH HIHs. Because these rules are complex and are based on the volume of Medicare admissions from other referring hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues of compliance with these regulations. However, after the expiration of the moratorium on the full application of Medicare admission  thresholds, there will be an adverse financial impact to the net operating revenues and profitability of many of these hospitals for cost reporting periods on or after July 1, 2012 when the Medicare admissions thresholds go into effect for free-standing hospitals.

The moratorium on the Medicare certification of new long term care hospitals and beds in existing long term care hospitals will limit our ability to increase long term acute care hospital bed capacity and expand into new areas.

The SCHIP Extension Act, as amended by the PPACA, imposed a five-year moratorium beginning on December 29, 2007 on the establishment and classification of new LTCHs, LTCH satellite facilities and

LTCH beds in existing LTCH or satellite facilities. The moratorium does not apply to LTCHs that, before December 29, 2007, (1) began the qualifying period for payment under the LTCH-PPS, (2) had a written agreement with an unrelated party for the construction, renovation, lease or demolition for an LTCH and had expended at least 10% of the estimated cost of the project or $2,500,000 or (3) had obtained an approved certificate of need. The moratorium also does not apply to an increase in beds in an existing hospital or satellite facility if the LTCH is located in a state where there is only one other LTCH and the LTCH requests an increase in beds following the closure or the decrease in the number of beds of the other LTCH. Since we may still acquire LTCHs that were in existence prior to December 29, 2007, we do not expect this moratorium to materially impact our strategy to expand by acquiring additional LTCHs if such LTCHs can be acquired at attractive valuations. This moratorium, however, may still otherwise adversely affect our ability to increase long term acute care bed capacity in existing areas we serve or expand into new areas.

Expiration of the moratorium imposed on the payment adjustment for very short-stay cases in our long term acute care hospitals will reduce our future net operating revenues and profitability.

On May 1, 2007, CMS published a new provision that changed the payment methodology for Medicare patients with a length of stay that is less than the average length of stay plus on standard deviation from the same Medicare severity diagnosis related group (“MS-DRG”) under IPPS, referred to as the “IPPS comparable threshold.” Beginning with discharges on or after July 1, 2007, for these very short-stay cases, the rule generally lowered the LTCH payment to a rate based on the general acute care hospital IPPS per diem. Short-stay outlier (“SSO”) cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the existing SSO payment policy. The SCHIP Extension Act prevented CMS from applying this change to SSO policy for a period of three years. The PPACA extends this prohibition through December 28, 2012. Under existing regulations, Medicare payment for very short-stay cases will be generally lowered to a rate based on the general acute care hospital IPPS per diem beginning with discharges on or after December 29, 2012. The implementation of the payment methodology for very short-stay outliers discharged on or after December 29, 2012 will reduce our future net operating revenues and profitability.

If our long term acute care hospitals fail to maintain their certifications as long term acute care hospitals or if our facilities operated as HIHs fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

As of March 31, 2012, we operated 111 LTCHs, all of which are currently certified by Medicare as LTCHs. LTCHs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an LTCH, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. An LTCH that fails to maintain this average length of stay for Medicare patients in excess of 25 days during a single cost reporting period is generally allowed an opportunity to show that it meets the length of stay criteria during the subsequent cost reporting period. If the LTCH can show that it meets the length of stay criteria during this cure period, it will continue to be paid under the LTCH prospective payment system (“LTCH-PPS”). If the LTCH again fails to meet the average length of stay criteria during the cure period, it will be paid under the general acute care inpatient prospective payment system at rates generally lower than the rates under the LTCH-PPS.

Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our LTCHs or HIHs fail to meet or maintain the standards for certification as LTCHs, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to LTCHs. Payments at rates applicable to general acute care hospitals would result in our LTCHs receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Implementation of additional patient or facility criteria for LTCHs that limit the population of patients eligible for our hospitals’ services or change the basis on which we are paid could adversely affect our net operating revenue and profitability.

CMS and industry stakeholders have, for a number of years, explored the development of facility and patient certification criteria for LTCHs, potentially as an alternative to the current specific payment adjustment features of LTCH-PPS. In its June 2004 report to Congress, the Medicare Payment Advisory Commission (“MedPAC”) recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for LTCHs in order to ensure that only appropriate patients are admitted to these facilities. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. After MedPAC’s recommendation, CMS awarded a contract to Research Triangle Institute International to examine such recommendation. However, while acknowledging that Research Triangle Institute International’s findings are expected to have a substantial impact on future Medicare policy for LTCHs, CMS stated in its payment update published in May 2006, that many of the specific payment adjustment features of LTCH-PPS then in place may still be necessary and appropriate even with the development of patient- and facility-level criteria for LTCHs. In early 2008, CMS indicated that Research Triangle Institute International continues to work with the clinical community to make recommendations to CMS regarding payment and treatment of critically ill patients in LTCHs. The SCHIP Extension Act requires the Secretary of the Department of Health and Human Services to conduct a study and submit a report to Congress on the establishment of national LTCH facility and patient criteria and to consider the recommendations contained in MedPAC’s June 2004 report to Congress. More recently, Senate Bill 1486, entitled “Long-Term Care Hospital Improvement Act of 2011,” was introduced in the United States Senate on August 2, 2011. If signed into law, this legislation would implement new patient- and facility-level criteria for LTCHs, including a standardized preadmission screening process, specific criteria for admission and continued stay in the LTCH, and a list of core services that an LTCH must offer. In addition, the legislation would require LTCHs to meet additional classification criteria to continue to be paid under LTCH-PPS. After a three-year phase-in, 70% of an LTCH’s Medicare fee-for-service discharges would be required to meet one of four criteria, including (1) a length of stay of 25 days or greater, (2) a high cost outlier in the prior general acute hospital stay, (3) an LTCH stay that included ventilator services or (4) an LTCH stay with three or more complications or comorbidities. On April 24, 2012, CMS released an advanced copy of the proposed policies and payment rates for the long-term care hospital prospective payment system for fiscal year 2013. In the preamble to the proposed rule, CMS indicates that “within the near future” it may recommend revisions to the payment policies addressing MedPAC’s recommendations for the development of patient-level and facility-level criteria. CMS also indicates that these recommendations may render unnecessary the existing payment reductions for Medicare patients admitted from a general acute care hospital in excess of the applicable admission thresholds. Implementation of these or other criteria that may limit the population of patients eligible for our LTCHs’ services or change the basis on which we are paid could adversely affect our net operating revenues and profitability. See “Business—Government Regulations—Overview of U.S. and State Government Reimbursements—Long Term Acute Care Hospital Medicare Reimbursement” in our annual report on Form 10-K incorporated by reference into this offering memorandum.

Decreases in Medicare reimbursement rates received by our outpatient rehabilitation clinics, implementation of annual caps, and payment reductions applied to the second and subsequent therapy services may reduce our future net operating revenues and profitability.

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. The Medicare physician fee schedule rates are automatically updated annually based on a formula, called the sustainable growth rate formula (the “SGR formula”), contained in legislation. The Middle Class Tax Relief and Job Creation Act of 2012 froze the Medicare physician fee schedule rates at 2011 levels through December 31, 2012, averting a scheduled 27.4% cut as a result of the SGR formula that would have taken effect on March 1, 2012. If no further legislation is passed by Congress and signed by the President, the SGR formula will likely reduce our Medicare outpatient rehabilitation payment rates beginning January 1, 2013.

Congress has established annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. As directed by Congress in the Deficit Reduction Act of 2005, CMS implemented an exception process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) was able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions were available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The exception process has been extended by Congress several times. Most recently, the Middle Class Tax Relief and Job Creation Act of 2012 extended the exceptions process through December 31, 2012. The exception process will expire on January 1, 2013 unless further extended by Congress. There can be no assurance that Congress will extend it further. To date, the implementation of the therapy caps has not had a material adverse effect on our business. However, if the exception process is not renewed, our future net operating revenues and profitability may decline.

CMS adopted a multiple procedure payment reduction for therapy services in the final update to the Medicare physician fee schedule for calendar year 2011. Under the policy, the Medicare program will pay 100% of the practice expense component of the therapy procedure or unit of service with the highest Relative Value Unit, and then reduces the payment for the practice expense component by 20% in office and other non-institutional settings and 25% in institutional settings for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. This policy became effective January 1, 2011 and applies to all outpatient therapy services paid under Medicare Part B. Furthermore, the multiple procedure payment reduction policy applies across all therapy disciplines-occupational therapy, physical therapy, and speech-language pathology. Our outpatient rehabilitation therapy services are primarily offered in institutional settings and, as such, are subject to the applicable 25% payment reduction in the practice expense component for the second and subsequent therapy services furnished by us to the same patient on the same day. See “Business—Government Regulations in  our annual report on Form 10-K incorporated by reference into this offering memorandum.”

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), which was signed into law in February of 2009, enhanced the privacy, security and enforcement provisions of HIPAA by, among other things establishing security breach notification requirements, allowing enforcement of HIPAA by state attorneys general, and increasing penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties.

In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur.

We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officer, privacy officer and information security officer are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to LTCHs, and audits of Medicare claims under the Recovery Audit Contractor program. These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

We are unable to predict the impact of the health reform law, which represents significant changes to the healthcare industry.

Various healthcare reform provisions became law upon enactment of the PPACA.  The reforms contained in the PPACA will impact each of our businesses in some manner. Several of the reforms are very significant and could ultimately change the nature of our services, the methods of payment for our services and the underlying regulatory environment. In addition, a primary goal of healthcare reform is to reduce costs, which includes reductions in the reimbursement paid to us and other healthcare providers. Moreover, healthcare reform could negatively impact insurance companies, other third party payors, our customers, as well as other healthcare providers, which may in turn negatively impact our business. As such, these healthcare reforms or other similar healthcare reforms could have a material adverse effect on our business, financial position, results of operations and liquidity.

A number of states attorneys general and other parties have filed legal challenges to the PPACA seeking to block its implementation on constitutional grounds. The United States Supreme Court agreed to review the law and issue a final ruling, which is expected in June 2012. The Court could upold the law, strike down some or all of its provisions, or determine that a decision is premature at this time.

We may be adversely affected by negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes.

Negative press coverage can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes. Adverse publicity and increased governmental scrutiny can have a negative impact on our reputation with referral sources and patients and on the morale and performance of our employees, both of which could adversely affect our businesses and results of operations.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of specialty hospitals, outpatient rehabilitation clinics and other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses and compliance risks that could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully integrate acquired businesses into ours, and therefore we may not be able to realize the intended benefits from an acquisition. If we fail to successfully integrate acquisitions, our financial condition and results of operations may be materially adversely effected. Acquisitions could result in difficulties integrating acquired operations, technologies and personnel into our business. Such difficulties may divert significant financial, operational and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients acquired through acquisitions, which may negatively impact the integration efforts. Acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

In addition, acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have an material adverse effect on our financial condition and results of operations.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and clinics’ businesses may decrease, and our net operating revenues may decline.

Changes in federal or state law limiting or prohibiting certain physician referrals may preclude physicians from investing in our hospitals or referring to hospitals in which they already own an interest.

The federal self referral law (“Stark Law”) prohibits a physician who has a financial relationship with an entity from referring his or her Medicare or Medicaid patients to that entity for certain designated health services, including inpatient and outpatient hospital services. Under the transparency and program integrity provisions of the PPACA, the exception to the Stark Law that previously permitted physicians to refer patients to hospitals in which they have an ownership or investment interest has been dramatically curtailed. Only hospitals, including LTCHs, with physician ownership and a provider agreement in place on December 31, 2010 are exempt from the general ban on self-referral. Existing physician-owned hospitals are prohibited from increasing the percentage of physician ownership or investment interests held in the hospital after March 23, 2010. In addition, physician-owned hospitals are prohibited from increasing the number of licensed beds after March 23, 2010, unless meeting specific exceptions related to the hospital’s location and patient population. In order to retain their exemption from the general ban on self-referrals, our physician-owned hospitals are required to adopt specific measures relating to conflicts of interest, bona fide investments and patient safety. Furthermore, initiatives are underway in some states to restrict physician referrals to physician-owned hospitals. Currently, ten of our hospitals have physicians as minority owners. The aggregate revenue of these ten hospitals was $199.0 million for the twelve months ended March 31, 2012, or approximately 7.0% of our revenues for the twelve months ended March 31, 2012. The range of physician minority ownership of these 10 hospitals was 2.1% to 49.0%, with the average physician minority ownership of 10.4% as of the twelve months ended March 31, 2012. There can be no assurance that new legislation or regulation prohibiting or limiting physician referrals to physician-owned hospitals will not be successfully enacted in the future. If such federal or state laws are adopted, among other outcomes, physicians who have invested in our hospitals could be precluded from referring to, investing in or continuing to be physician owners of a hospital. In addition, expansion of our physician-owned hospitals may be limited, and the revenues, profitability and overall financial performance of our hospitals may be negatively affected.

Shortages in qualified nurses or therapists could increase our operating costs significantly.

Our specialty hospitals are highly dependent on nurses for patient care and our outpatient rehabilitation clinics are highly dependent on therapists for patient care. The availability of qualified nurses and therapists nationwide has declined in recent years, and the salaries for nurses and therapists have risen accordingly. We cannot assure you we will be able to attract and retain qualified nurses or therapists in the future. Additionally, the cost of attracting and retaining nurses and therapists may be higher than we anticipate, and as a result, our profitability could decline.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. This increased competition could hamper our ability to acquire companies, or such increased competition may cause us to pay a higher price than we would otherwise pay in a less competitive environment. Increased competition from both strategic and financial buyers could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

If we fail to compete effectively with other hospitals, clinics and healthcare providers in the local areas we serve, our net operating revenues and profitability may decline.

The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Our business operations could be significantly disrupted if we lose key members of our management team.

Our success depends to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate five key employees, Rocco A. Ortenzio, our Executive Chairman, Robert A. Ortenzio, our Chief Executive Officer, Patricia A. Rice, our President, David S. Chernow, our President and Chief Administrative Officer and Martin F. Jackson, our Executive Vice President and Chief Financial Officer. We currently have an employment agreement in place with each of Messrs. Rocco and Robert Ortenzio, Mr. Chernow and Ms. Rice and a change in control agreement with Mr. Jackson. Each of these individuals also has a significant equity ownership in our company. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future. We also do not maintain any key life insurance policies for any of our employees. The loss of the services of any of these individuals could disrupt significant aspects of our business, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

Significant legal actions could subject us to substantial uninsured liabilities.

Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits. See “Legal Proceedings” and Note 18 in our audited consolidated financial statements in our annual report on Form 10-K and “Legal Proceedings” in our quarterly report on Form 10-Q incorporated by reference into this offering memorandum.

We currently maintain professional malpractice liability insurance and general liability insurance coverages under a combination of policies with a total annual aggregate limit of $30.0 million. Our insurance for the professional liability coverage is written on a “claims-made” basis and our commercial general liability coverage is maintained on an “occurrence” basis. These coverages apply after a self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In addition, our insurance coverage does not generally cover punitive damages and may not cover all claims against us. See “Business—Government Regulations—Other Healthcare Regulations” in our annual report on Form 10-K incorporated by reference into this offering memorandum.

Concentration of ownership among our existing executives, directors and principal stockholders may conflict with your interests as a holder of the notes.

Welsh Carson and Thoma Cressey beneficially own approximately 46.6% and 9.0%, respectively, of Holdings’ outstanding common stock as of March 1, 2012. Our executives, directors and principal stockholders, including Welsh Carson and Thoma Cressey, beneficially own, in the aggregate, approximately 73.6% of Holdings’ outstanding common stock as of March 1, 2012. As a result, these stockholders have significant control over our management and policies and are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. The directors elected by these stockholders are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. These stockholders’ interests in exercising control over our business may conflict with your interests as a holder of the notes.

We depend on distributions from our operating subsidiaries to service our obligations under our indebtedness, including paying the interest on the notes. Contractual or legal restrictions applicable to our subsidiaries could limit distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we depend on the earnings of our subsidiaries, and the distribution, loan or other payment to us of these earnings to meet our obligations, including those under our senior secured credit facilities, the notes offered hereby and any of our other debt obligations. Our subsidiaries’ ability to make payments to us will depend upon their operating results and will also be subject to applicable law and contractual restrictions. Some of our subsidiaries may become subject to loan agreements and indentures that restrict the sale of assets and significantly restrict or prohibit the payment of dividends or the making of distributions, loans or other payments to stockholders and members. The indenture governing the notes will permit our subsidiaries to incur debt with similar prohibitions and restrictions in the future. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of our senior indebtedness will also limit the ability of our subsidiaries to make distributions, loans or other payments to us. See “Description of Other Indebtedness—Senior Secured Credit Facilities.”

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of March 31, 2012 on a historical basis and on an as adjusted basis to give effect to Refinancing Transactions and the use of the net proceeds therefrom as described under “Use of Proceeds” as if the offering had been completed as of March 31, 2012. You should read this table in conjunction with “Use of Proceeds” and “Summary—Summary Historical Consolidated Financial and Other Data” in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our annual report on Form 10-K and quarterly report on Form 10-Q incorporated by reference into this offering memorandum.

	As of March 31, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$9,274	$11,343
Debt:
Senior secured term loan facility(1)	836,160	836,160
Senior secured revolving credit facility(2)	55,000	55,000
Notes offered hereby(3)	—	365,000
Existing Senior Subordinated Notes(4)	345,000	—
Other(5)	10,030	10,030
Total debt	1,246,190	1,266,190
Total stockholders’ equity	1,006,116	1,006,116
Total capitalization	$2,252,306	$2,272,306

(1)   Reflects the balance sheet liability of our senior secured term loan facility in accordance with GAAP. The balance sheet liability so reflected is less than the $843.6 million aggregate principal amount of such loans because such loans were issued with original issue discount. The remaining unamortized original issue discount is $7.5 million at March 31, 2012. Interest on our senior secured term loan facility accrues on the full payment thereof, and we will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof.

(2)   The senior secured revolving credit facility provides for borrowings of up to $300.0 million of which $212.5 million was available as of March 31, 2012 for working capital and general corporate purposes (after giving effect to $32.5 million of outstanding letters of credit at March 31, 2012).

(3)   Represents the principal amount of the notes offered hereby, excluding any original issue discount.

(4)   Assumes repurchase of 100% of our outstanding $345.0 million aggregate principal amount of Existing Senior Subordinated Notes plus accrued interest and a premium above the principal amount of approximately 1.52% (including 1.27% early redemption premium and 0.25% consent payment). For additional information about our Existing Senior Subordinated Notes and the tender offer we have commenced for such notes, see “Description of Other Indebtedness.”

(5)   Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

On June 1, 2011, we entered into a new senior secured credit agreement that provides for $1.15 billion in senior secured credit facilities. Set forth below is a summary of the terms of the senior secured credit facilities.

General

Our senior secured credit facilities provides for senior secured financing consisting of:

•      a $300 million, revolving credit facility maturing in June 2016, including a $75 million sublimit for the issuance of standby letters of credit and a $25 million sublimit for swingline loans, and

•      a $850 million, term loan maturing in June 2018.

All borrowings under our senior secured credit facilities are subject to the satisfaction of required conditions, including the absence of a default at the time of and after giving effect to such borrowing and the accuracy of the representations and warranties of the borrowers.

As of March 31, 2012, we had outstanding borrowings of $836.1 million (net of unamortized original issue discount of $7.5 million) under the term loan and $55.0 million under the revolving loan portions of our senior secured credit facilities.

Interest and Fees

The interest rates per annum applicable to borrowings under the term loan under our senior secured credit facilities are, at our option, equal to Adjusted LIBO plus 3.75%, or Alternative Base Rate plus 2.75%. The interest rates per annum applicable to borrowings under the revolving credit facility under our senior secured credit facilities are, at our option, equal to

The interest rates per annum applicable to borrowings under our senior secured credit facilities are, at our option, equal to either an alternate base rate or an adjusted LIBO rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The alternate base rate is the greatest of (1) JPMorgan Chase Bank, N.A.’s prime rate, (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York and (3) the adjusted LIBO rate from time to time for an interest period of one month, plus 1.00%. The adjusted LIBO rate is, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements, provided that the adjusted LIBO for the term loan will at no time be less than 1.75%.

The applicable margin percentage for borrowings under the term loan is (1) 2.75% for alternative base rate loans and (2) 3.75% for adjusted LIBO rate loans. The applicable margin percentage for borrowings under our revolving loans is subject to change based upon the ratio of our total indebtedness to consolidated EBITDA (as defined in the credit agreement). The applicable margin percentage for revolving loans is currently (1) 2.50% for alternate base rate loans and (2) 3.50% for adjusted rate LIBO loans. Swingline loans will bear interest at the interest rate applicable to alternate base rate revolving loans.

On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum subject to adjustment based upon the ratio of our total indebtedness to consolidated EBITDA.

Prepayments

Subject to exceptions, our senior secured credit facilities require mandatory prepayments of term loans in amounts equal to:

•      50% (as may be reduced based on our ratio of total indebtedness to consolidated EBITDA) of our annual excess cash flow (as defined in the credit agreement);

•      100% of the net cash proceeds from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation event, subject to reinvestment rights and certain other exceptions; and

•      100% of the net cash proceeds from certain incurrences of debt.

Amortization of Principal

The term loan has quarterly repayment requirements of $2.125 million until maturity, at which time the remaining balance of $792.625 million is due on June 1, 2018.

Collateral and Guarantors

Our senior secured credit facilities are guaranteed by Holdings, us and substantially all of our current subsidiaries, and will be guaranteed by substantially all of our future subsidiaries and secured by substantially all of our existing and future property and assets and by a pledge of its capital stock and the capital stock of its subsidiaries.

Restrictive Covenants and Other Matters

Our senior secured credit facilities require that we comply on a quarterly basis with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which financial covenants become more restrictive over time.

In addition, our senior secured credit facilities include negative covenants, subject to significant exceptions, restricting or limiting our ability and the ability of Holdings and our restricted subsidiaries, to, among other things:

•      incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

•      amend, modify or waiver any rights under the certificate of indebtedness, credit agreements, certificate of incorporation, bylaws or other organizational documents which would be materially adverse to the creditors;

•      pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

•      purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

•      incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

•      sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

•      merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

•      sell, transfer, lease or otherwise dispose of assets, including any equity interests;

•      repay, redeem, repurchase, retire or cancel any subordinated debt;

•      incur capital expenditures;

•      engage to any material extent in any business other than business of the type currently conducted by us or reasonably related businesses; and

•      incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on its property or assets or to make dividends or other payments to us.

Our senior secured credit facilities also contain certain representations and warranties, affirmative covenants and events of default. The events of default include payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facilities to be in full force and effect and any change of control. If such an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Holdings’ Senior Floating Rate Notes

On September 29, 2005, Holdings issued $175.0 million of senior floating rate notes due 2015. The senior floating rate notes are senior unsecured obligations of Holdings and bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.75%. Simultaneously with the financing, we entered into two interest rate swap agreements, effectively fixing the interest rate of the notes for four years. The senior floating rate notes are not guaranteed by us or any of our subsidiaries.

Payment of interest expense on the senior floating rate notes is expected to be funded through periodic dividends from us. The terms of our senior secured credit facilities, as well as the indenture governing our Existing Senior Subordinated Notes, and certain other agreements, restrict us and certain of our subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. In the event these agreements do not permit such subsidiaries to provide Holdings with sufficient distributions to fund interest and principal payments on the senior floating rate notes when due, Holdings may default on its notes unless other sources of funding are available.

Holdings is not required to make any mandatory redemption or sinking fund payments with respect to the senior floating rate notes. However, upon the occurrence of any change of control of Holdings, each holder of the senior floating rate notes shall have the right to require Holdings to repurchase such notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indenture governing the senior floating rate notes contains customary events of default and affirmative and negative covenants that, among other things, limit Holdings’ ability and the ability of its restricted subsidiaries, including Select, to: incur additional indebtedness and issue or sell preferred stock; pay dividends on, redeem or repurchase capital stock; make certain investments; create certain liens; sell certain assets; incur obligations that restrict the ability of its subsidiaries to make dividends or other payments; guarantee indebtedness; engage in transactions with affiliates; create or designate unrestricted subsidiaries; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries on a consolidated basis. As of March 31, 2012, Holdings was in compliance with all debt covenants related to the senior floating rate notes.

During the year ended December 31, 2009, Holdings paid approximately $6.5 million to repurchase and retire a portion of the outstanding senior floating rate notes with a carrying value of $7.7 million.